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[PRO-FAC LOGO]                                                     Exhibit 99.1

                                                                   Contacts:
                                                                   Bea Slizewski
                                                                   585-264-3189

                      PRO-FAC ANNOUNCES FISCAL 2003 RESULTS

Rochester, N.Y., September 26, 2003...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its' Report on Form 10-K for the fiscal year ended June 28, 2003 today with the Securities and Exchange Commission. The Form 10K among other things includes Pro-Fac's financial results for fiscal 2003.


For the fiscal year ended June 28, 2003, Pro-Fac had net income of $8.5 million. This consisted primarily of income recognized from Agrilink Holdings, LLC, the gain recognized from the transaction with Birds Eye Foods in August 2002 in which Pro-Fac, among other things, became an equity owner in Agrilink Holdings LLC, and the proceeds of termination payments as part of the terms of the termination agreement between Pro-Fac and Birds Eye Foods.

This press release may contain predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, the impact of weather on the volume and quality of raw products, the impact of strong competition in the food industry, including competitive pricing, the impact of changes in consumer demand and Pro-Fac's ability to service debt. Please refer to Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 28, 2003, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Pro-Fac with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

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